Exhibit 23 (a)

            CONSENT OF BAIRD, KURTZ & DOBSON, INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-4) and the related Prospectus for the registration of 785,000 shares of common stock of Simmons First National Corporation of our report dated February 2, 1999, with respect to the consolidated financial statements of Simmons First National Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in its Annual Report (Form 10-K) for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts" appearing in the Registration Statement.


                                            /s/ Baird, Kurtz & Dobson CPAs

Pine Bluff, Arkansas
April 21, 1999